R. Stuart Wells	M. Douglas Howard	W.W. Lyall D. Knott, Q.C.
William A. Ruskin, 1	Patrick A. Williams	Alexander Petrenko
Bernard Pinsky, 4	Roy A. Nieuwenburg	William C. Helgason
William D. Holder	Nigel P. Kent, 1	Douglas W. Lahay
David W. Kington	Diane M. Bell	Anne L.B. Kober
R. Brock Johnston	Neil P. Melliship	Kenneth K.C. Ing, 12, 13
Darren T. Donnelly	Mark S. Weintraub	Kevin J. MacDonald
Don C. Sihota	R. Barry Fraser	James A. Speakman
Ethan P. Minsky, 6, 7, 9	Brock H. Smith	Nicole M. Byres
Peter Kenward	D. Lawrence Munn, 8	John C. Fiddick
R. Glen Boswall	Virgil Z. Hlus, 5	Stewart L. Muglich, 8
Samantha Ip	Jonathan L.S. Hodes, 1, 5	Mark J. Longo, 2
Aaron B. Singer	L.K. Larry Yen, 10	Amy A. Mortimore
Jane Glanville	Brent C. Clark	Conrad Y. Nest, 10
Richard T. Weiland	Cam McTavish	Valerie S. Dixon
Allyson L. Baker, 2	Warren G. Brazier, 4	Veronica P. Franco
Krista Prockiw	Jeffrey F. Vicq, 3	C. Michelle Tribe
James T. Bryce	Satinder K. Sidhu	Tasha L. Coulter
Vikram Dhir, 1	Adam M. Dlin	Oliver C. Hanson, 1
Rina J. Jaswal	Sarah W. Jones	Anna D. Sekunova
Jun Ho Song, 4, 8, 11	Shauna K.H. Towriss	Kyle M. Wilson
Jennifer R. Loeb	Heather M. Hettiarachchi	Eric T. Pau
Pratibha Sharma	Angela M. Blake	Seva Batkin
David A. Hunter	Victor S. Dudas	Craig V. Rollins
Rong (Lauren) Liang	Rachelle J. Mezzarobba

February 1, 2011 BY EMAIL Manas Petroleum Corporation Bahnhofstrasse 9 6341 Baar Switzerland	Of Counsel:	Derek J. Mullan Q.C.
James M. Halley Q.C.

	Associate Counsel:	Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada 1 Alberta 2 Ontario 3 Saskatchewan	United States 4 California 5 Colorado 6 District of Columbia 7 Florida 8 New York 9 Virginia 10 Washington 11 Nevada	International 12 Hong Kong 13 United Kingdom

Attention:	Peter-Mark Vogel, President and Chief Executive Officer

Dear Sirs:
	Re:	Manas Petroleum Corporation – Registration Statement on Form S-1

     We have acted as special counsel to Manas Petroleum Corporation (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the offering and sale by the Company of shares of common stock of the Company up to an aggregate maximum offering price of US$34,500,000 (the “Registered Shares”, which term includes shares of common stock of the Company that may be issued and sold by the Company pursuant to an over-allotment option), to be sold pursuant to the terms of an agency agreement to be executed by the Company and Raymond James Ltd.

In connection with this opinion, we have reviewed:

(a)	the articles of incorporation of the Company and the certificate of amendment to articles of incorporation of the Company;

(b)	the amended and restated bylaws of the Company;

(c)	resolutions adopted by the board of directors of the Company pertaining to the Registered Shares (the “Resolutions of the Board of Directors”);

(d)	the Registration Statement;

(e)	the prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

(f)	the officer’s certificate (the “Officer’s Certificate”) executed by Peter- Mark Vogel, President and Chief Executive Officer of the Company.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the Officer’s Certificate.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that the Registered Shares will be, when issued pursuant to the Resolutions of the Board of Directors and as described in the Registration Statement, duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission